Exhibit 10.10

June 10, 2019

Randall C. Schatzman

Re:	Offer of Employment by Bolt Biotherapeutics, Inc.

Dear Randy:

I am very pleased to offer you employment with BOLT BIOTHERAPEUTICS, INC. (the “Company”). On and following your Start Date (as defined below), you will report to the Board of Directors of the Company (the “Board”) in the position of Chief Executive Officer. Following your Start Date, you will also be appointed to the Board as a member, subject to the Company’s charter and bylaws. You will work primarily from the Company’s offices in Seattle, Washington, provided that the Company reserves the right to require periodic business travel, including travel to the Company’s Bay Area office and other business destinations as reasonably needed to properly execute your duties.

Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”).

1.    Starting Salary and Target Bonus. Commencing on your Start Date, you will receive an annual base salary of $450,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible to receive an annual target bonus of up to 40% of your then-effective annual base salary (the “Performance Bonus”), payable based on the achievement of Milestones (as defined below). This Performance Bonus will be paid as soon as practicable after the Board determines, in its sole discretion, that the applicable Milestones have been achieved, which date shall not be later than 90 days after the end of the calendar year following the applicable bonus year, subject to your continued employment through the date of payment. For purposes of this Agreement, “Milestones” means certain annual performance milestones or objectives as agreed by and between you and the Board on an annual basis. Your salary and Performance Bonus will be subject to review and adjustments may be made based on the Company’s normal performance review practices and applicable law.

2.    Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans as may be established by the Company for its employees from time to time. You also will be entitled to up to one hundred and twenty (120) hours of vacation time and forty (40) hours of sick time during the calendar year, in accordance with the Company’s policies. The amount of vacation/PTO time available to you during your first year is determined by proration based on the number of full months of employment completed by you during that year.

Bolt Biotherapeutics Inc. _ CEO Candidate Offer Letter (Final)_palib2_98.._ (002)

| www.boltbio.com  |  1640 Galveston Drive  |  Redwood City  |  CA  |  94063 |

You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

3.    Expenses.

(a)    The Company will reimburse you for reasonable travel, entertainment and other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. You are responsible for the itemization and submission of all receipts and records of such expenses for reimbursement.

(b)    Travel and Lodging Allowance. The Company will reimburse you for reasonable expenses (including hotel accommodations or corporate housing) in the Bay Area, as well as related reasonable travel between Seattle, Washington and California, in a combined maximum gross amount of $15,000 per month (“Travel and Lodging Expenses”). The Company shall reimburse such Travel and Lodging Expenses within thirty (30) days of receipt of an invoice or other documentation that complies with Company policies. The Company will determine in its reasonable, good faith judgment what, if any, of your reimbursed Travel and Lodging Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. To the extent the Travel and Lodging Expenses is taxable as income to you, the Company will pay you a gross-up payment equal to the Travel and Lodging Expenses actually paid in any given year divided by 0.64, payable no later than March 1 of the year following payment of the applicable Travel and Lodging Expenses are paid, subject to your continuing service through and including such gross-up payment date, unless you are terminated by the Company for reasons other than Cause or you resign with Good Reason, in which case the Company will pay a gross-up payment to you on the Travel and Lodging Expenses actually paid during the applicable year divided by 0.64, payable no later than March 1 of the year following termination (unless you are terminated prior to March 1 in any calendar year, in which case such amount shall be paid by March 1 of the calendar year of termination). For the avoidance of doubt, to the extent that any reimbursements payable to you pursuant to this Section 3(b) are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” (the “Confidential Information Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.

5.    No Breach of Obligations to Prior Employers. You represent that your signing of this Agreement and the Company’s Confidential Information Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.    Other Activities. We will recommend to the Board that you be permitted to serve as a member of the board of directors (other than in the role of chairman of the board) of up to two corporations that are not related to or competitive with the Company subject to the approval of the Board, which approval is granted for Zymeworks. Notwithstanding the foregoing, during the period of your employment you agree that you will at all times devote your best efforts to the interests of the Company, and you will not, without the prior written consent of the Board, engage in, or encourage or assist others to engage in, any employment or activity that would (a) divert from the Company any business opportunity related to the business of the Company in which the Company can reasonably be expected to have an interest; (b) directly compete with, or involve preparation to compete with, the business of the Company; (c) cause a disruption of the Company’s operations or prospects; or (d) result in you devoting less time and attention as is necessary to fulfill your obligations to the Company; provided, however, that you may be a passive investor or engage in civic and not-for-profit activities so long as such activities do not materially interfere with your performance of your duties hereunder.

7.    Options. In addition, if you decide to join the Company, it will be recommended at the first meeting of the Board following your Start Date that the Company grant you an early exercisable option (the “Option”) to purchase shares of the Company’s Common Stock equal to 5.25% of total shares of the Company’s Common Stock outstanding on a fully diluted basis after taking into account the anticipated final closing of the Company’s Series B preferred stock financing, at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. The Option shall be subject to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Equity Plan”) and a stock option agreement thereunder, including vesting requirements, provided that the Company’s expectation is that, subject to the acceleration provisions set at the end of this Section 7, the Option shall vest monthly over four (4) years in equal installments, subject to a one (1) year cliff, provided you continue to provide services to the Company through each vesting date. Upon the closing of an Acquisition (as such term is defined in the Equity Plan), subject to your continued employment through the date of such closing, all outstanding and unvested Company equity awards you hold, including the Option, will accelerate and be deemed fully vested and exercisable as of immediately prior to the Acquisition (the “Accelerated Vesting”).

8.    Termination of Employment; Severance.

(a)    At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) should be regarded by you as ineffective.

(b)    Termination Without Cause; Resignation for Good Reason. In the event your employment with the Company is terminated by the Company other than for Cause (as defined below) and other than as a result of your death or Disability (as defined below), or you resign for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you remain in compliance with the terms of this Agreement, the Company shall provide you with the following severance benefits:

(i)    The Company shall pay you, as severance, (i) twelve (12) months of your base salary in effect as of the date of your employment termination (the “Cash Severance”), (ii) any Performance Bonus earned for the prior calendar year pursuant to Section 1 that is unpaid as of the date of your employment termination (the “Unpaid Bonus Payment”) and (iii) if your Separation from Service occurs within the twelve (12) month period following an Acquisition, the prorated amount of your target Performance Bonus that you otherwise would have been eligible to receive under Section 1 for the year in which your employment was terminated, prorated based on the number of days elapsed in the calendar year prior to your employment termination (the “Bonus Severance” and with the Cash Severance and the Unpaid Bonus Payment, the “Severance”), in each case subject to standard payroll deductions and withholdings. The Cash Severance will be paid in equal installments on the Company’s regular payroll schedule over the twelve (12) month period following your Separation from Service and the Unpaid Bonus Payment and Bonus Severance, if any, shall be paid no later than the time bonus compensation for other senior executive officers of the Company is paid, if any, as determined by the Board for each respective fiscal year (but in no event later than sixty (60) days following December 31 of the year in which the your employment with the Company terminates); provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service.

(ii)    Provided you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the premiums necessary to continue your group health insurance benefits (including coverage for eligible dependents, if applicable) under COBRA (such reimbursement, the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on your Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following your Separation from Service; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(c)    Termination for Cause; Resignation Without Good Reason; Death or Disability. The Company may terminate your employment with the Company at any time for Cause. Further, you may resign at any time without Good Reason. Your employment with the Company may also be terminated due to your death or disability.

(d)    Conditions to Receipt of Severance, COBRA Premiums, Special Cash Payments and Accelerated Vesting. The receipt of the Severance, COBRA Premiums, Special Cash Payments and Accelerated Vesting will be subject to you signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company (the “Separation Agreement”) that becomes effective and irrevocable within sixty (60) days following your Separation from Service (such deadline, the “Release Deadline”). No Severance, COBRA Premiums, Special Cash Payments or Accelerated Vesting will be paid or provided until the Separation Agreement becomes effective. If the Separation Agreement does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this Agreement. Except as required by Section 11, any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments will be made as provided in this Agreement.

(e)    You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

(f)    Definitions.

(i)    Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) your commission of any felony or crime involving dishonesty; (b) your participation in any fraud against the Company; (c) your material breach of your duties to the Company; (d) your persistent unsatisfactory performance of job duties after written notice from the Board and a reasonable opportunity to cure (if deemed curable); (e) your intentional damage to any property of the Company; (f) your gross misconduct; (g) your violation of Company policy that causes material harm to the Company; or (h) your material breach of any written agreement with the Company.

(ii)    Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities); or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than twenty-five (25) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the Company’s Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 90 days after the expiration of the cure period.

(iii)    Disability. For purposes of this Agreement, “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

9.    Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

10.    Arbitration. You and the Company agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with the Company and the termination thereof pursuant to the terms of the Confidential Information Agreement, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision (collectively, “Arbitrable Claims”). The parties agree to arbitrate all Arbitrable Claims in King County, Washington through JAMS pursuant to the terms of the Confidential Information Agreement.

11.    Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your separation from service from the Company or any successor or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date as a result of the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company or any successor be responsible for or have any obligation to reimburse you for any taxes that may be imposed on you under Section 409A. Notwithstanding anything in this Agreement to the contrary, the Company or any successor reserves the right, in its sole discretion and without your consent, to take such reasonable actions and make any amendments or interpretations to this Agreement as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any benefits under this Agreement.

12.    Miscellaneous.

(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidential Information Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)    Tax. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. YOU SHOULD CONSULT A TAX ADVISER REGARDING YOUR COMPENSATION FROM THE COMPANY. You hereby agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, you are not relying on the Company for any tax advice and you will not make any claim against the Company or the Board related to your tax liabilities arising from your compensation.

(e)    Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Washington without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)    No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)    Offer Subject to Background Check and Board Approval. The Company reserves the right to conduct background investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check. Your job offer is also contingent upon approval by the Board.

(h)    Start Date. Your start date will be                      (the “Start Date”).

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Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement. If you do not sign and return this Agreement to the Company on or prior to June 14, 2019, the Agreement will terminate and become null and void. Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to the opportunity to welcome you to the Company.

VERY TRULY YOURS,

/s/ Peter Moldt
Peter Moldt
Chairman of the Board of Directors

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Randall C. Schatzman	Date signed:	June 10, 2019
Randall C. Schatzman
Address:

[SIGNATURE PAGE TO CEO OFFER OF EMPLOYMENT]

| www.boltbio.com  |  1640 Galveston Drive  |  Redwood City  |  CA  |  94063  |